                                                                   Exhibit(h)(1)
                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of the 1st day of July, 2002, by and between THE COVENTRY GROUP, a Massachusetts business trust (the "Trust") having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES LIMITED PARTNERSHIP (the "Administrator"), an Ohio limited partnership having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several investment portfolios, each of which issues shares of beneficial interest; and

         WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services for each series of the Trust managed by Signal Capital Management, Inc., (a "Signal Series") as set forth in Schedule A hereto, and each additional Signal Series that may hereafter be created and identified in Schedule A (individually referred to herein as a "Fund" and collectively as the "Funds").

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

         ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Trust hereby retains the Administrator to act as the administrator of the Funds and to furnish the Funds with the management and administrative services as set forth in Article 2 below. The Administrator hereby accepts such appointment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

         ARTICLE 2. ADMINISTRATIVE SERVICES. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Funds, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Funds' operations. The Administrator shall provide the Trustees of the Trust with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         The Administrator shall provide the Trust with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Trustees' meetings) for handling the affairs of the Funds and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Trustees, the Administrator shall make reports to the Board concerning the performance of its obligations hereunder.

         Without limiting the generality of the foregoing, the Administrator shall:

                  (a) calculate contractual Fund expenses and control all disbursements for the Funds, and as appropriate, compute the Funds' yields, total return, expense ratios, Fund turnover rate and, if required, Fund average dollar-weighted maturity;

                  (b) provide information and assistance to counsel to the Trust in preparing (i) the annual update to the Trust's registration statement on Form N-1A, (ii) supplements to the Trust's registration statement, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto; and file any of the foregoing with the Securities and Exchange Commission (the "SEC") upon the request of the Trust or counsel to the Trust;

                  (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of beneficial interest in the Funds as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Funds' shares of beneficial interest ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Funds and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Funds and the Shares with state securities authorities to enable the Funds to make a continuous offering of its Shares;

                  (d) coordinate and prepare, with the assistance of the Fund's investment adviser and officers, communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders, prepare and file with the SEC the semi-annual report for the Funds on Form N-SAR and all required notices pursuant to Rule 24f-2; coordinate the printing and distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;

                  (e) administer contracts on behalf of the Funds with, among others, the Funds' investment adviser, distributor, custodian, transfer agent and fund accountant;

                  (f) supervise the Funds' transfer agent with respect to the payment of dividends and other distributions to Shareholders;

                  (g) calculate performance data of the Funds for dissemination to information services (up to six (6) services covering the mutual funds industry);

                  (h) coordinate and supervise the preparation and filing of the Funds' and Trust's tax returns;

                  (i) examine and review the operations and performance of the various organizations providing services to the Fund, including, without limitation, the Funds' investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board, report to the Board on the performance of services by such organizations;

                  (j) assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders;

                  (k) assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

                  (l) make available appropriate individuals to serve as officers of the Trust, upon designation as such by the Board;

                  (m) advise the Funds and the Board on matters concerning the Trust, the Funds and their affairs;

                  (n) obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust and Funds at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies may be approved by the Trust's Board;

                  (o) monitor and advise the Trust and Funds on their status as a regulated investment Trust under the Internal Revenue Code of 1986, as amended;

                  (p) perform certain required administrative services and functions of the Trust and each Fund to the extent such administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust's or such Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

                  (q) furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust and the Administrator shall determine desirable;

                  (r) assist in developing compliance procedures for each Fund, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Fund's investment objective, defined investment policies, restrictions, tax diversification, distribution and income requirements as are determinable based upon the fund's accounting records;

                  (s) monitor services provided under Shareholder Service Plans adopted by the Board, and financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); coordinate the services to be rendered by Shareholder Service Agents pursuant to Shareholder Service Agreements under Shareholder Service Plans, and review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

                  (t) assist the Trust in providing documents for routine regulatory examinations or investigations concerning the Funds; and assist counsel to the Funds in preparing responses to such routine or non-routine regulatory matters; and

                  (u) assist the Trust in preparing for Board meetings by (i) coordinating board book production and distribution, and (ii) preparing the relevant sections of the board materials pertaining to the responsibilities of the Administrator and other functions of BISYS.

         The Administrator shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Funds; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay such fees as may be agreed upon, as well as the Administrator's out-of-pocket expenses.

         ARTICLE 3.  ALLOCATION OF CHARGES AND EXPENSES.

         (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

         (B) THE TRUST. The Trust (and the Funds, as appropriate) assumes and shall pay or cause to be paid all other expenses of the Trust and the Funds that are not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal securities laws, the cost of notice filings and any other filings that are necessary under state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the Investment Adviser to the Funds or any affiliated corporation of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

         ARTICLE 4. COMPENSATION OF THE ADMINISTRATOR.

         (A) ADMINISTRATION FEE. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Funds shall pay to the Administrator compensation at an annual rate specified in Schedule B attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Funds shall also reimburse the Administrator for reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

             If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other agents of the Administrator as well as the Administrator itself.)

         So long as the Administrator acts in good faith and with due diligence and without negligence, the Funds assume full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's actions taken or nonactions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Funds may be asked to indemnify or hold the Administrator harmless, the Funds shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Funds, but failure to do so in good faith shall not affect the rights hereunder.

         The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The

Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

         ARTICLE 6. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

         ARTICLE 7. DURATION OF THIS AGREEMENT. The term of this Agreement shall commence on the date first indicated above in this Agreement (the "Effective Date") and shall remain in effect for a three (3) year period following the Effective Date (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). Except as provided below as pertains to a termination notice given following the completion of at least two (2) full years of the Initial Term, this Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties, or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided within 60 days of the end of the Initial Term or any Rollover Period, as the case may be. In addition, following the completion of the second full year of the Initial Term, this Agreement may be terminated by either party upon 120 days advance written notice to the other.

         For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

         Notwithstanding the foregoing, after such termination for so long as the Administrator, with the consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in Schedule B, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Administrator will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

         If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties (iii) or "cause," as defined above, the Administrator is replaced as administrator of the Funds, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator equal to the balance due the Administrator for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Trust's assets for the twelve months prior to the date the Administrator is replaced or a third party is added. However, this provision shall not apply should termination occur upon 120 days advance written notice given following the completion of the second full year of the Initial Term.

         In the event the Funds are merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.

         The parties further acknowledge and agree that, in the event the Administrator is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.

ARTICLE 8. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that, with the exception of any sub-administrator that has been approved by the Trustees, the Administrator shall be responsible, to the extent provided in
Article 5 hereof, for all acts of any subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 9. AMENDMENTS. This Agreement may be amended by the parties hereto only in a written documents signed by both parties, and provided that an amendment that materially affects the rights or obligations of the Trust hereunder shall be approved by the Board.

                  For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been agreed to by the Trust does not conflict with or violate any requirements of its Articles of Incorporation or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

         ARTICLE 10. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Funds shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

         ARTICLE 11. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC.

         ARTICLE 12. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 3435 Stelzer Road, Columbus, Ohio 43219, Attention:
President; with a copy to John Silletto, President, Signal Capital Management, Inc., 200 E. Main Street, #600, Fort Wayne, IN 46855-1053; and if to the Administrator at 3435 Stelzer Road, Columbus, Ohio 43219, Attention: President.

         ARTICLE 13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 14. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 15. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

         ARTICLE 16. PRIVACY. Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to Administrator, or collected or retained by Administrator to perform its duties as administrator of the Funds shall be considered confidential information. Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Administrator except at the direction of the Trust or as required or permitted by law. Administrator shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers of the Trust. The Trust represents to Administrator that it has adopted a statement of its privacy policies and practices as required by SEC's Regulation S-P and agrees to provide Administrator with a copy of that statement annually

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                         THE COVENTRY GROUP


                                         By:
                                               -------------------------------
                                         Title:
                                                ------------------------------


                                         BISYS FUND SERVICES OHIO, INC.


                                         By:
                                              --------------------------------
                                         Title:
                                                 -----------------------------

                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                             DATED AS OF JULY 1, 2002
                           BETWEEN THE COVENTRY GROUP
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


Funds: This Agreement shall apply to all Signal Series Funds of the Trust, either currently existing or hereafter created. The current Signal Series Funds of the Trust are set forth below:



                       Signal Large Cap Growth Fund
                       Signal Income Fund
                       Signal Tax-Exempt Income Fund
                       Signal Tax-Exempt Money Market Fund
                       Signal Money Market Fund

                                   SCHEDULE B
                         TO THE ADMINISTRATION AGREEMENT
                            DATED AS OF JULY 1, 2002
                           BETWEEN THE COVENTRY GROUP
                                       AND
                         BISYS FUND SERVICES OHIO, INC.



Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate set forth below.

                           Twenty one-hundredths of one
                           percent (.20%) of each Fund's
                           average daily net assets, except
                           the Money Market Fund.

                           Twenty-five one-hundredths of one
                           percent (.25%) of the Money
                           Market Fund's average daily net
                           assets.

         The above fees shall be subject an annual minimum of two hundred twenty-five thousand dollars ($225,000) applicable to all of the Signal Series Funds in the aggregate during each year or portion thereof that this Agreement remains in effect. For these purposes, all fees paid by the Funds for the relevant year under their Transfer Agent Agreement and Fund Accounting Agreement with BISYS Fund Services Ohio, Inc. shall be credited towards the minimum. The annual minimum shall be subject to increase, following the completion of the first year of the Initial Term, to reflect the annual percentage increase in the Consumer Price Index published by the U.S. Department of Labor.

         The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For the purpose of determining fees payable to the Administrator, the value of the net assets of a particular Fund shall be computed in the manner described in the Fund's

         Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Fund as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Fund.

         The fees payable hereunder shall be applied to each Fund as a whole, and not to separate classes of shares within the Funds. The parties further confirm that the fee schedule set forth above is based upon the class structure in place as of the date of commencement of this Agreement. The fee payable by the Funds hereunder shall be allocated to each Fund based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. The Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at the Administrator's sole discretion.


B-2